UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2011

Private Media Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-25067	87-0365673
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Calle de la Marina 16-18, Floor 18, Suite D, 08005 Barcelona, Spain

(Address of principal executive offices)

Registrant’s telephone number, including area code: 34-93-620-8090

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, Consipio Holding BV (“Consipio”) filed a lawsuit against Private Media Group, Inc. (the “Company”), Slingsby Enterprises Limited, and Berth H. Milton, Jr. in New York State Court as Case No. 650462/10 alleging the failure to pay a promissory note dated December 21, 2001 in the original principal amount of $4,000,000 (the “Note”) and an accompanying guaranty agreement by Slingsby Enterprises Limited.

On April 1, 2011, Consipio filed an application with the court seeking a pre-judgment writ of attachment against the Company. On April 12, 2011, the Company filed an opposition to the application, which was set for a hearing on June 16, 2011. Because the court found there to be a serious question as to the Company’s ability to satisfy a judgment in the event Consipio is ultimately successful on the merits of the case, on August 30, 2011, the court entered an Order of Attachment against the Company inclusive of probable interest, costs and Sheriff’s fees and expenses in the approximate amount of $7.35 million on the grounds that Consipio has a valid cause of action against the Company for breach of the Note. Pursuant to the Order of Attachment, the Sheriff of the City of New York or of any county in New York State, and/or any Marshal of the City of New York, shall levy upon any interest that the Company has in personal or real property or any debt owed to the Company within the jurisdiction of said Sheriff or Marshall to satisfy the above amount.

For additional information regarding this proceeding see Part I, Item 3 – Legal Proceedings, contained in the Company’s Form 10-K for the period ended December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATE MEDIA GROUP, INC.
(Registrant)

Date: September 9, 2011

	By:	/s/ Eric Johnson

Eric Johnson
Director and Court Appointed Receiver